UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 4, 2012

ACE LIMITED

(Exact name of registrant as specified in its charter)

Switzerland	1-11778	98-0091805
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Baerengasse 32

CH-8001 Zurich, Switzerland

(Address of principal executive offices)

Registrant’s telephone number, including area code: +41 (0)43 456 76 00

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

Concurrently with this filing, ACE Limited is posting a slide presentation on its web site, www.acegroup.com. The slides were prepared for initial presentation at the company’s dinner with certain investors being held on December 4, 2012 and will remain available for at least 60 days. The presentation can be accessed by clicking on the investor information tab or directly at

http://phx.corporate-ir.net/External.File?item=UGFyZW50SUQ9MTYzOTI0fENoaWxkSUQ9LTF8VHlwZT0z&t=1

In connection with such presentation, Evan Greenberg, Chairman and Chief Executive Officer of the company, commented on Superstorm Sandy: “Sandy was a large, complex event for the industry, with loss estimates in the range of $20 billion to $25 billion. As you all know, ACE has a meaningful presence in the industry, so obviously we will have losses – this is the business we are in. I expect our losses to be in keeping with our market presence. Sandy will not impact either our balance sheet or earnings generation capability.”

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this report and the slides referenced herein, such as statements regarding the impact of Superstorm Sandy on the company’s balance sheet or earnings generation capability, reflect the company’s current views with respect to future events and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, the company’s forward-looking statements about its losses could be affected by the number of incurred but not reported claims being greater or less than currently anticipated; estimates of ultimate costs of repairs being incorrect as a result of increased demand for services and supplies in the areas affected; and the ability of policyholders to report and the company to adjust claims being impeded by the extent of the devastation and the number of areas affected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACE LIMITED

By:	/s/ Philip V. Bancroft
Philip V. Bancroft
Chief Financial Officer

DATE: December 4, 2012

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